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                                                           OMB APPROVAL
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                                                OMB Number:            3235-0145
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                         Famous Dave's of America, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   307068106
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                                 (CUSIP Number)

                                October 5, 2001
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [X] Rule 13d-1(b)

          [_] Rule 13d-(c)

          [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


SEC 1745 (3-98)

CUSIP No. 307068106                   13G

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1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

            Jundt Associates, Inc.
            41-1436485
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]

                                                                     (b) [ ]
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3.   SEC USE ONLY


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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Minnesota
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  NUMBER OF               5.   SOLE VOTING POWER

   SHARES                             1,017,500
                    ------------------------------------------------------------
BENEFICIALLY              6.   SHARED VOTING POWER

  OWNED BY                            0
                    ------------------------------------------------------------
    EACH                  7.   SOLE DISPOSITIVE POWER

  REPORTING                           1,017,500
                    ------------------------------------------------------------
   PERSON                 8.   SHARED DISPOSITIVE POWER

    WITH:                             0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,017,500 shares
--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            10.09%
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12.  TYPE OF REPORTING PERSON*

            IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.

          (a)  Name of Issuer

               Famous Dave's of America, Inc.

          (b)  Address of Issuer's Principal Executive Offices

               7657 Anagram Dr.
               Eden Prairie, MN 55344

ITEM 2.

          (a)  Name of Person Filing

               Jundt Associates, Inc. (the "Company")

          (b)  Address of Principal Business Office, or if None, Residence

               1550 Utica Avenue South
               Suite 950
               Minneapolis, Minnesota 55416

          (c)  Citizenship

               The Company is organized in Minnesota

          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               307068106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. 240.13d-1(b), OR SS. 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [_] Broker or dealer registered under section 15 of the Act.

          (b)  [_] Bank as defined in section 3(a)(6) of the Act.

          (c)  [_] Insurance company as defined in section 3(a)(19) of the Act.

          (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940.

          (e)  [X] An investment adviser in accordance with ss.
                   240.13d-1(b)(1)(ii)(E);

          (f) [_] An employee benefit plan or endowment fund in accordance with ss. 240.13d-1(b)(1)(ii)(F);

          (g) [_] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);

          (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

          (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

          (j)  [_] Group, in accordance with ss. 240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP

          (a)  Amount beneficially owned

               1,017,500 Shares

          (b)  Percent of class

               10.09%

          (c)  Number of shares as to which such person has:

               (i)   Sole power to vote or to direct the vote

                     1,017,500

               (ii)  Shared power to vote or to direct the vote

                     0

               (iii) Sole power to dispose or to direct the disposition of

                     1,017,500

               (iv)  Shared power to dispose or to direct the disposition of

                     0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following: [ ]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         The Company manages accounts for the benefit of its clients. Dividends on, and the proceeds from the sale of, securities are credited to the account which holds or held such securities. The Jundt Growth Fund, Inc., Jundt Funds, Inc., American Eagle Funds, Inc., and other private accounts managed by the Company hold 10.09% of the class of securities referred to above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATIONS

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 October 5, 2001
                                    --------------------------------------------
                                                      Date

                                               /s/ Marcus E. Jundt
                                    --------------------------------------------
                                                    Signature

                                           Marcus E. Jundt, Vice Chairman
                                    --------------------------------------------
                                                    Name/Title


          The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss. 240.13d-7 for other parties for whom copies are to be sent.

         ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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